Exhibit 10.6

Portions herein identified by [***] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

LICENSE AGREEMENT

This License Agreement (hereinafter referred to as this "Agreement"), effective as of October 15, 2004 2004, (the “Effective Date”), is entered into by and between DEKK-TEK, Inc., having an address at 4200 Canal Street, Suite A, New Orleans, LA, 70119 (the “Licensor”) and ZIOPHARM, Inc., having an address at 300 George St., Suite 5, New Haven, CT 06511 (the "Company").

WHEREAS, the Licensor has certain proprietary rights and intellectual property with respect to Technology; and

WHEREAS, the Company desires to obtain from the Licensor, and the Licensor desires to grant to the Company, an exclusive, world-wide, royalty bearing license to develop and commercialize the Technology on the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants of the Parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE 1 - DEFINITIONS

For the purposes of this License Agreement, the following words and phrases shall have the following meanings:

1.1    "Affiliate" shall mean, with respect to any Entity (as hereinafter defined), any Entity that directly or indirectly Controls, is Controlled by, or is under common Control with such Entity.

1.1.1    “Control” shall mean, for this purpose, direct or indirect control of more than fifty percent (50%) of the voting securities of an Entity or, if such Entity does not have outstanding voting securities, more than 50% of the directorships or similar positions with respect to such Entity.

1.1.2    “Entity” shall mean any corporation, association, joint venture, partnership, trust, university, business, individual, government or political subdivision thereof, including an agency, or any other organization that can exercise independent legal standing.

1.2    “FDA” shall mean the United States Food and Drug Administration

1.3    “Improvements” shall mean any inventions (whether patentable or not), information and data that are developed by or on behalf of the Licensor during the term of this Agreement, the manufacture, use or sale of which would infringe an issued or pending claim within the existing Patent Rights.

1.4    “IND” shall mean Investigational New Drug Application as defined by the rules and regulations of the FDA.

1.5    “Know-how” shall mean all tangible information (other than those contained in the Patent Rights) whether patentable or not and all physical objects related to the Patent Rights or the Licensed Product, including but not limited to formulations, materials, data, drawings and sketches, designs, testing and test result, regulatory information of a like nature, owned or controlled by Licensor.

1.6    “Licensed Product(s)” shall mean any product, the manufacture, use, lease or sale of which is covered in whole or in part by a Valid Claim contained in the Patent Rights in the country in which the product is made, used, leased or sold.

1.7    “NDA” shall mean New Drug Application as defined by the rules and regulations of the FDA.

1.8    “Net Sales” shall mean the total gross receipts for sales of Licensed Products by or on behalf of the Company of any of its Affiliates or any sublicensee, less the sum of the following: (a) usual trade discounts to customers; (b) sales, tariff duties and/or use taxes directly imposed and with reference to particular sales; (c) outbound transportation prepaid or allowed and transportation insurance; (d) amounts allowed or credited on returns; (e) bad debt deductions actually written off during the accounting period; (f) sales commissions; and (g) packaging and freight charges. For purposes of determining Net Sales, a Licensed Product shall not include transfers, uses or dispositions for charitable, promotional, pre-clinical, clinical, regulatory or governmental purposes. For purposes of calculating Net Sales, sales between or among the Company or its Affiliates shall be excluded from the computation of Net Sales, but sales by the Company or its Affiliates to third parties shall be included in the computation of Net Sales.

1.9    “Patent Rights” shall mean all of Licensor’s interest in:

1.9.1    All United States and foreign patents and patent applications and invention disclosures set forth in Appendix A;

1.9.2    All United States and foreign patents and patent applications which cover an invention included in the patents and/or patent applications or invention disclosures set forth in Appendix A;

1.9.3    All United States and foreign patents and patent applications which cover an Improvement;

1.9.4    Any continuations, divisionals, re-issue applications, continuation-in-part applications, re-examinations or extensions or any other later filed applications of any of the foregoing patent applications/patents set forth in 1.9.1-1.9.3; and

1.9.5 Any United States and/or foreign patents issuing from any of the foregoing patent applications/patents set forth in 1.9.1-1.9.4.

1.10   “Phase II” shall mean a controlled clinical study in the United States conducted to obtain preliminary data on effectiveness of an investigational new drug for a particular indication, as required in 21 C.F.R. Sec. 312.

1.11   “Phase III” shall mean a controlled clinical study in the United States, the principal purpose of which is to establish pivotal safety and pivotal efficacy in patients with the disease target being studied, as required in 21 C.F.R. Sec,312.

1.12   “Technology” means Patent Rights, Improvements and Know-how.

1.13   “Valid Claim” means an issued claim of any unexpired patent included in
Patent Rights, which patent has not been held unenforceable, unpatentable or invalid by a decision of a court of a governmental body of competent jurisdiction, unappealable or uanppealed within the time allowed for appeal, which has not been rendered unenforceable through disclaimer or otherwise, and which has not been lost through an interference proceeding or abandoned.

ARTICLE 2 - GRANT

2.1    The Licensor hereby grants to the Company and the Company accepts, subject to the terms and conditions of this Agreement, an exclusive worldwide license in all fields of use to utilize the Technology, and to make, have made, use, have used, lease, import, offer to sell, sell, and/or have sold the Licensed Products, to the full end of the term for which the Patent Rights are granted, unless sooner terminated as hereinafter provided. Company may extend the license granted herein to any Affiliate, provided that the Affiliate consents in writing to be bound by this Agreement to the same extent as Company.

2.2    To the best of Licensor’s knowledge and belief and upon due inquiry, the Licensor has all right, title, and interest in and to the Patent Rights, including exclusive, absolute, irrevocable right, title and interest thereto, free and clear of all liens, charges, encumbrances or other restrictions or limitations of any kind whatsoever and to best of Licensor’s knowledge and belief, and upon due inquiry, there are no licenses, options, restrictions, liens, rights of third parties, disputes, royalty obligations, proceedings or claims relating to, affecting, or limiting its rights or the rights of the Company under this Agreement with respect to any part or all of the Patent Rights and their use as contemplated in the underlying patent applications as presently drafted.

2.3    To the best of Licensor’s knowledge and belief and upon due inquiry, there is no claim, pending or threatened, of infringement, interference or invalidity regarding, any part or all of the Patent Rights and their use as contemplated in the underlying patent applications as presently drafted. The validity or enforceability of any of the Patent Rights or Technology has not been questioned in any litigation, governmental inquiry or proceeding to which the Licensor is a party and, to the knowledge of the Licensor, not such litigation, governmental inquiry or proceeding is threatened.

2.4    The Licensor grants to the Company and its Affiliates the right to grant sublicenses to third- parties under the license granted hereunder.

2.4.1    Within thirty (30) days after execution or receipt thereof, as applicable, the Company shall provide the Licensor with a confidential copy of each sublicense issued hereunder.

2.4.2    Upon the termination of this Agreement, Licensor agrees to accept existing sublicensees under the terms of such sublicense provided that such sublicensee is in good standing, or restores its good standing within 90 days from the termination of this Agreement.

2.5    Upon execution of this Agreement, Licensor shall promptly provide Know-how to Company. Additionally, Licensor will promptly disclose to Company any Improvements.

ARTICLE 3 - DUE DILIGENCE

3.1    The Company, by itself or through its affiliates or sublicensees shall use all reasonable commercial efforts to bring a product incorporating the Technology to market through a thorough, vigorous and diligent program. Such program shall include the preclinical and clinical development of the product, including research and development, manufacturing, laboratory and clinical testing and marketing. On or before each anniversary of this Agreement until the Company markets a product incorporating the Technology, Licensor may request in writing that the Company submit a report covering the preceding year, regarding the Technology development progress. Should Licensor believe the Company is not using all reasonable commercial efforts to bring a product incorporating the Technology to market, the Licensor will notify the Company of such concern and the Company and the Licensor will meet to discuss such concerns. If as a result of such meeting the Licensor is not satisfied the Company is using all reasonable commercial efforts to bring a product incorporating the Technology to market, the parties shall proceed to dispute resolution in accordance with Section 8.1 of this Agreement.

ARTICLE 4 - ROYALTIES AND OTHER CONSIDERATION

4.1    As partial consideration for the rights granted by Licensor to Company, Company will issue to the Licensor stock options (“Options”) to purchase a total of 50,000 shares (the “Shares”) of the Company’s common stock (the “Common Stock”) at an exercise price per share equal to $0.01 per share, equal to one percent (1%) of the outstanding shares of Common Stock of the Company on a fully diluted basis as of the Effective Date. The Options will vest and become exercisable in accordance with the following schedule:
(i) 12,500 Shares upon the Effective Date;
(ii) [***] Shares [***] of Licensed Product in the United States [***]; and
(iii) [***] Shares upon the final approval by the FDA of the first NDA submitted by the Company or its sublicensee for a Licensed Product.
(i)	The Options shall be granted under a Stock Option Agreement containing such terms and conditions as are customary for the Company.
(ii)
Upon the occurrence of a Change of Control as defined below, all unvested Options shall be accelerated and deemed to have vested as of the date of such Change of Control. For purposes of this section, “Change of Control” shall mean (a) the acquisition, directly or indirectly, following the date hereof by any person (as such term is defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), in one transaction or a series of related transactions, of securities of the Company representing in excess of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities if such person or his or its affiliate(s) do not own in excess of 50% of such voting power on the date of this Agreement, or (b) the future disposition by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets in one transaction or series of related transactions (other than a merger effected exclusively for the purpose of changing the domicile of the Company).

4.2    The Company agrees to pay to Licensor royalties in an amount equal to [***] percent [***] of Net Sales by the Company, or any Affiliate of the Company, or any sublicensee thereof, of Licensed Products. The royalty obligations under this Section 4.2 shall terminate, on a country-by-country basis, with respect to each Licensed Product upon the expiration date in such country of the last to expire of any patent included in the Patent Rights covering the sale of such Licensed Product in such country. Any payments pursuant to this section shall be payable on an annual basis within thirty (30) calendar days of the end of the prior year.

4.3    On sales of Licensed Products by the Company to Affiliates or related parties that are end users of such Licensed Products, the value of Net Sales attributed under this Article 4 shall be that which would have been received in an arms-length transaction, based on sales of like quantity and quality products at or about the time of such transaction.

4.4    No multiple royalties shall be payable because the use, lease or sale of any Licensed Product is, or shall be, covered by more than one valid and unexpired claim contained in the Patent Rights.

4.5    In the event that a Licensed Product is sold in the form of a combination product containing one or more products or technologies which are themselves not a Licensed Product, the Net Sales for such combination product shall be calculated by multiplying the sales price of such combination product by the fraction A/(A+B) where A is the invoice price of the Licensed Product or the Fair Market Value of the Licensed Product if sold to an Affiliate and B is the total invoice price of the other products or technologies or the Fair Market Value of the other products or technologies if purchased from an Affiliate.

4.6    All payments under this Agreement shall be paid in United States dollars. Royalty payments shall be paid in United States dollars in New York, New York or at such other place as Licensor may reasonably designate consistent with the laws and regulations controlling in any foreign country. Any withholding taxes which the Company, its Affiliate or any sublicensee shall be required by law to withhold on remittance of the royalty payments shall be deducted from such royalty payment to Licensor. The Company shall furnish Licensor with the original copies of all official receipts for such taxes. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at Citibank, N.A. in New York, New York on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

4.7    The Company shall pay Licensor a nonrefundable licensee fee in the amount of $50,000, which is due and payable within fifteen (15) calendar days after the Company has received an invoice of the amount from Licensor.

4.8    The Company shall pay Licensor a fee in the amount of $[***] upon the issuance of a United States patent included in Patent Rights which covers the use of a lysine salt of isophosphoramide mustard to treat cancer.

4.9    The Company shall pay to Licensor the following milestone payments for the particular milestone event achieved by the Company, its Affiliate or a sublicensee, which shall be due and payable within thirty (30) calendar days of such milestone event:

4.9.1    [***] Dollars ($[***]) upon [***]of Licensed Product in the United States;

4.9.2    [***] Dollars ($[***]) upon [***] of Licensed Product in the United States;

4.9.3    [***] Dollars ($[***]) upon [***] Licensed Product; and

4.9.4    [***] Dollars ($[***]) upon the final approval by the FDA of the first NDA for a Licensed Product, which milestone payment shall be fully creditable against future royalties payments hereunder.

4.10   To the extent that the Company or any Affiliate of the Company or any sublicensee thereof needs to obtain in any jurisdiction any license from a third party in order to practice the rights purported to be granted to the Company by Licensor hereunder under issued patents in such jurisdiction, then up to [***] percent ([***]%) of the royalties payable under such license in such jurisdiction may be deducted from royalties otherwise payable to Licensor hereunder, provided that in no event shall the aggregate royalties payable to Licensor in any semi-annual period in such jurisdiction be reduced by more than [***] percent ([***]%) as a result of any such deduction, provided further that any excess deduction remaining as a result of such limitation may be carried forward to subsequent periods.

4.11   From and after the termination of royalty obligations in accordance with Section 4.2 of this Agreement, Company will have a paid up, royalty-free license under Technology to make, have made, use, have used, sell and have sold products.

4.12   Upon approval by Company of invoices attributable to the pharmacokinetic analysis of samples from a phase I study of Technology, Company shall reimburse Licensor for moneys paid by Licensor to conduct such analysis, in an amount not to exceed [***] Dollars ($[***]).

ARTICLE 5 - REPORTS AND RECORDS

5.1    The Company shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to the Licensor by way of royalty and other payments as aforesaid. Said books of account shall be kept at the Company's principal place of business and the supporting data shall be open up to twice per year upon reasonable notice to the Company, for two (2) years following the end of the calendar year to which they pertain, for inspection by the Licensors’ internal audit division and/or by another designated auditor selected by the Licensor, except one to whom the Company has reasonable objection, for the purpose of verifying the Company's royalty statement and any other payment reports required under this License Agreement. If an inspection shows an under reporting or underpayment in excess of the greater of $[***] or [***] percent ([***]%) of royalties payable for any twelve (12) month period, then the Company shall reimburse the Licensor for the reasonable cost of the inspection at the time the Company pays the unreported royalties, including any late charges as required by section 5.4 of this Agreement. All payments required under this Article 5 shall be due within sixty (60) days of the date the Licensor provides the Company notice of the payment due.

5.2    Within sixty (60) days from the end of each quarter of each calendar year for which royalties are due hereunder, the Company shall deliver to the Licensor complete and accurate reports, giving such particulars of the business conducted by the Company during the preceding quarter under this License Agreement as shall be pertinent to a royalty accounting hereunder. These shall include at least the following:

5.2.1    All Licensed Products used, leased or sold, by or for the Company or its Affiliates or sublicensees.

5.2.2    Total amounts invoiced for Licensed Products used, leased or sold, by or for the Company or its Affiliates or sublicensees.

5.2.3    Deductions applicable in computed "Net Sales" as defined in Section 1.8.

5.2.4    Total royalties due based on Net Sales by or for the Company or its Affiliates or sublicensees.

5.2.5    All other amounts due Licensor hereunder.

5.3    With each such report submitted, the Company shall pay to the Licensor the royalties due and payable under this Agreement. If no royalties shall be due, the Company shall not be required to make a report pursuant to this Article 5.

5.4    Amounts which are not paid when due and which are not the subject of a bona fide dispute shall accrue interest from the due date until paid, at a rate equal to the then prevailing prime rate of Citibank, N.A., plus [***] percent ([***]%).

5.5    The Licensor agrees to hold in confidence each report delivered by the Company pursuant to this Article 5. Notwithstanding the foregoing, the Licensor may disclose any such information required to be disclosed pursuant to any judicial, administrative or governmental request, subpoena, requirement or order, provided that the Licensor takes reasonable steps to provide the Company with the opportunity to contest such request, subpoena, requirement or order.

ARTICLE 6 - PATENT PROSECUTION AND MAINTENANCE

6.1    The Company shall be responsible for prosecution and maintenance of the intellectual property included in the Patent Rights including, but not limited to, the filing of patent applications which may be required or desirable. The Company agrees to keep the Licensor reasonably well informed with respect to the status and progress of any such applications, prosecutions and maintenance activities and to consult in good faith with the Licensor and use reasonable efforts to incorporate Licensor’s reasonable suggestions regarding such prosecution. Both parties agree to provide reasonable cooperation to each other to facilitate the application and prosecution of patents pursuant to this Agreement.

6.2    The Company may, in its discretion, elect to abandon any patent applications or issued patent in the Patent Rights or not file a patent application in any national jurisdiction.  Prior to any such abandonment or decisions not to file in certain countries, the Company shall give Licensor at least sixty (60) days notice and a reasonable opportunity to take over prosecution of such Patent Rights. In such event, Licensor shall have the right, but not the obligation, to commence or continue such prosecution and to maintain any such Patent Rights under its own control and at its expense and the Company shall then have no further rights to such Patent Rights and no further royalty or other obligation to Licensor in connection therewith.

ARTICLE 7 - TERMINATION

7.1    Should the Company fail to make payment to the Licensor of royalties due in accordance with the terms of this Agreement which are not the subject of a bona fide dispute between the Licensor and the Company, the Licensor shall have the right to terminate this License Agreement within sixty (60) days after giving said notice of termination unless the Company shall pay to the Licensor, within the 60-day period, all such royalties due and payable. Upon the expiration of the 60-day period, if the Company shall not have paid all such royalties due and payable, the rights, privileges and license granted hereunder shall, at the option of the Licensor, immediately terminate. In the event of a bona fide dispute over royalties, the parties shall resolve such dispute in accordance with Article 8.

7.2    Upon any material breach or default of this License Agreement by the Company, other than as set forth in Section 7.1 above, the Licensor shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder upon giving sixty (60) days notice to the Company. Such termination shall become effective immediately unless the Company shall have cured any such breach or default prior to the expiration of such sixty (60) day period.

7.3    The Company shall have the right at any time to terminate this Agreement in whole or as to any country by giving thirty (30) days notice thereof in writing to the Licensor.

7.4    Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination or obligations under Sections 2.4.2, 4.11 and Articles 5,8,9, 10 and 14. The Company, its Affiliates and/or any sublicensee thereof may, however, after the effective date of such termination and continuing for a period not to exceed six (6) months thereafter, sell all completed Licensed Products, and any Licensed Products in the process of manufacture at the time of such termination, provided that the Company shall pay or cause to be paid to the Licensor the royalties thereon as required by Article 4 of this License Agreement and shall submit the reports required by Article 5 hereof on the sales of Licensed Products.

ARTICLE 8 - DISPUTE RESOLUTION

8.1    Any dispute or controversy arising out of or relating to this Agreement, its construction or its actual or alleged breach will be decided by mediation. If the mediation does not result in a resolution of such dispute or controversy, it will be finally decided by an appropriate method of alternate dispute resolution, including without limitation, arbitration, in accordance with the applicable, then current, procedures of the American Arbitration Association. The arbitration panel will include members knowledgeable in the evaluation of the Technology. Judgment upon the award rendered may be entered into the highest court or forum having jurisdiction, state or federal. The provisions of this Section 8.1 will not apply to decisions on the validity of patent claims or to any dispute or controversy as to which any treaty or law prohibits such arbitration. The decision of the arbitration must be sanctioned by a court of law having jurisdiction to be binding upon and enforceable by the parties.

ARTICLE 9 - INFRINGEMENT AND OTHER ACTIONS

9.1    During the term of this Agreement, the Company and the Licensor shall promptly provide written notice, to the other party, of any alleged infringement by a third party of the Patent Rights and provide such other party with any available evidence of such infringement. In the event that a claim or suit is asserted or brought against the Company alleging that the manufacture or sale of any Licensed Product by the Company, an Affiliate of the Company, or any sublicensee, or the use of such Licensed Product by any customer of any of the foregoing, infringes proprietary rights of a third party, the Company may, in its sole discretion, modify such Licensed Product to avoid such infringement and/or may settle on terms that it deems advisable in its sole discretion, subject to paragraph 9.2.

9.2    The Company shall have the right, but not the obligation, to prosecute and/or defend, at its own expense and utilizing counsel of its choice, any infringement of, and/or challenge to, the Patent Rights occurring during the term of the Agreement. In furtherance of such right, the Licensor hereby agrees that the Company may join the Licensor as a party in any such suit, without expense to the Licensor.

9.3    Any recovery of damages by the Company, in any such suit, shall be applied first in satisfaction of any unreimbursed expenses and legal fees of the Company relating to the suit and then to the Licensor for any royalties credited in accordance with Section 9.4. The balance remaining from any such recovery shall be treated as Net Sales and shared in accordance with Article 4 hereof.

9.4    The Company may credit up to fifty percent (50%) of any litigation costs incurred by the Company in any country pursuant to this Article 9 and up to 50% of all amounts paid in judgment or settlement of litigation within this Article 9 scope against royalties thereafter payable to the Licensor hereunder for such country and apply the same toward one-half of its actual, reasonable out-of-pocket litigation costs. If one-half of such litigation costs in such country exceeds 50% of royalties payable to the Licensor in any year in which such costs are incurred than the amount of such costs, expenses and amounts paid in judgment or settlement, in excess of such 50% of the royalties payable shall be carried over and credited against royalty payments in future years for such country.

9.5    If within six (6) months after receiving notice of any alleged infringement, the Company shall have been unsuccessful in persuading the alleged infringer to desist, or shall not have brought and shall not be diligently prosecuting an infringement action, or if the Company shall notify the Licensor, at any time prior thereto, of its intention not to bring suit against the alleged infringer, then, and in those events only, the Licensor shall have the right, but not the obligation, to prosecute, at its own expense and utilizing counsel of its choice, any infringement of the Patent Rights. The total cost of any such infringement action commenced solely by the Licensor shall be borne by the Licensor and the Licensor shall keep any recovery or damages for infringement or otherwise derived therefrom and such shall not be applicable to any royalty obligation of the Company.

9.7    In any suit to enforce and/or defend the Patent Rights pursuant to this License Agreement, the party not in control of such suit shall, at the request and reasonable expense of the controlling party, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

ARTICLE 10 - INDEMNITY

10.1   The Company agrees to defend, indemnify and hold the Licensor harmless from and against all third party claims, demands or causes of action arising on account of any injury or death of persons or damage to property (“Claims”) caused by or arising out of or resulting from the exercise or practice of the rights granted hereunder by Company or its Affiliates to the extent not due to the Licensor’s negligence of willful misconduct and provided that prompt written notice of such Claim is provided to Company. The Company agrees that any sublicense agreement it enters relative to the Licensed Products shall contain a covenant by such sub-licensee providing for the indemnification of the Licensor as provided in this Article.

ARTICLE 11 - ASSIGNMENT

This Agreement and the rights and duties appertaining hereto may not be assigned by either party without first obtaining the written consent of the other which consent shall not be unreasonably withheld. Any such purported assignment, without the written consent of the other party, shall be null and of no effect. Notwithstanding the foregoing, the Company may assign this Agreement without the consent of the Licensor (i) to a purchaser, merging or consolidating corporation, or acquiror of substantially all of the Company's assets or business to which this Agreement pertains and/or pursuant to any reorganization qualifying under section 368 of the Internal Revenue Code of 1986 as amended, as may be in effect at such time, or (ii) to an Affiliate of the Company, provided that such assignee consents in writing to be bound by this Agreement to the same extent as Company.

ARTICLE 12 - USE OF NAMES

12.1    Except as required by law, the Company or its Affiliates shall not use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of the Licensor or any of its units (including contraction, abbreviation or simulation of any of the foregoing) without the prior, written consent of the Licensor which shall not be unreasonably withheld; provided, however, that the Licensor acknowledges and agrees that the Company may use the names of the Licensor in various documents used by the Company for capital raising and financing without such prior written consent. Except as required by law, neither party shall disclose to a third party the terms of this Agreement, except to the extent that such other party is under confidence and needs to know the terms of this Agreement for business reasons.

ARTICLE 13 - PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

13.1    Any payment, notice or other communication required or permitted to be given pursuant to this Agreement shall be in writing and sent by certified first class mail, postage prepaid, by hand delivery or by facsimile if confirmed in writing, or by overnight courier, in each case effective upon receipt, at the addresses below or as otherwise designated by written notice given to the other party:

In the case of Licensor:

Name: _______________________
Title: ________________________

Tel:
Fax:

In the case of the Company:

Dr. Jonathan Lewis
Chief Executive Officer
ZioPharm, Inc.
300 George St.
New Haven, CT 06511
Tel: (203) 848-6969
Fax: (203) 848-6007

ARTICLE 14 - CONFIDENTIALITY AND PUBLICATION

14.1    Licensor and Company each agree that all information related to this Agreement and contained in documents marked “confidential” and forwarded to one by the other (i) are to be received in strict confidence, (ii) are to be used only for the purposes of this Agreement, which may include disclosure of certain confidential information to the FDA and foreign regulatory agencies and which disclosures shall be expressly permitted hereunder and (iii) except as set forth in 14.1 (ii) above, are not to be disclosed by the recipient party (except as required by law or court order and then only provided reasonable notice of the impending disclosure is provided to the disclosing party), its agents or employees without the prior written consent of the other party, except to the extent that the recipient party can establish that such information:
(a)	was in the public domain at the time of disclosure; or
(b)	later became part of the public domain through no fault of the recipient party, its employees, agents, successors or assigns; or
(c)	was lawfully disclosed to the recipient party by a third party having the right to disclose it and not under an obligation of confidence to the disclosing party; or
(d)	was already known by the recipient party at the time of disclosure; or
(e)	was independently developed by the recipient without use of the other party’s confidential information.

14.2    Each party’s obligation of confidence under this Article 14 will be fulfilled by using at least the same degree of care with the other party’s confidential information as it uses to protect its own confidential information, but always a reasonable degree of care. This obligation will exist while this Agreement is in force and for a period of three (3) years thereafter.

14.3    Licensor reserves the right to publish the general scientific findings from research related to Technology, with due regard to the protection of Company’s confidential information. Licensor will submit the manuscript of any proposed publication to Company at least thirty (30) calendar days before publication in order that Company have the right to delete its confidential information review and protect any potential inventions set forth therein. Upon Company’s request, publication may be delayed up to sixty (60) additional days to enable Company to secure adequate intellectual property protection on inventions of Licensor that may be set forth in the publication and to which Company has rights under this Agreement.

ARTICLE 15 - REPRESENTATIONS AND WARRANTIES

15.1    The Licensor represents and warrants to the Company, (i) as of the date of this Agreement and (ii) as of the date of each payment to be made by the Company to the Licensor under Article 4 hereof solely with respect to items under the control of Licensor, that:

15.2    The Licensor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, the Licensor has the requisite corporate power and authority to execute and deliver this Agreement and this Agreement is enforceable against the Licensor upon its terms.

15.3    The execution and delivery of this Agreement and the other agreements contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Licensor, or (ii)  result in (x) any violation or breach of, constitute (with or without notice or lapse of time or both) a default under or conflict with (or give rise to a right of termination, amendment, cancellation or acceleration of any material obligation or loss of any benefit under) the provisions of any lease, contract or other agreement to which the Licensor is a party or by which it or any of its properties or assets is otherwise bound or (y) the imposition of any lien, pledge, hypothecation, mortgage, security interest, claim, lease, charge, option, right of first refusal or first offer, easement, servitude, transfer restriction, voting requirement or any other encumbrance, restriction or limitation on any of the properties or assets of the Licensor.

15.4    No consent, approval or authorization of, or declaration or filing with, any Governmental Authority or Person (a “Consent”) is required on the part of the Licensor in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby or in connection with the Technology.

15.5    No oral or written communication has been received by the Licensor, and no investigation, regulatory enforcement action (including seizure, injunction, civil penalty or criminal action) or any related Governmental Authority review is or, in respect of any Technology , was at any time pending or, to the knowledge of the Licensor is threatened by any Governmental Authority with respect to (i) any alleged or actual violation by the Licensor of any permit, Law or other requirement of any Governmental Authority relating to the operations conducted by the Licensor with respect to any Technology or (ii) any alleged or actual failure to have or maintain in effect all permits required in connection with the operations conducted by the Licensor with respect to any Technology. The Licensor has not received from the Federal Drug Administration (“FDA”), the U.S. Drug Enforcement Administration (“DEA” or any similar state, local or foreign Governmental Authority any written notice (i) regarding the approvability or approval of any of the Technology , or (ii) alleging any violation by the Licensor of any Law relating to any of the Technology. No product incorporating Technology has been withdrawn, suspended or discontinued by the Licensor as a result of any action by the FDA, the DEA or any similar state, local or foreign Governmental Authority, either within or outside the U.S. (whether voluntarily or otherwise.

15.6    There are no suits or actions, administrative, arbitration or other proceedings, or governmental investigations pending or, to the knowledge of the Licensor, threatened against or affecting the Licensor with respect to the Technology. No Entity has notified the Licensor of any material claim against the Licensor alleging any personal property or economic injury, loss or damage incurred as a result of or relating to the use of the Technology. There is no judgment, order, injunction, decree, writ or award against the Licensor that is not satisfied and remains outstanding with respect to any Technology.

15.7    The US and foreign patent applications and patents and invention disclosures itemized on Appendix A set forth all of the patents and patent applications and inventions relating to isophosphoramide mustard compounds, owned by, or licensed to, the Licensor as of the date of this Agreement.

15.8    The Licensor has taken all reasonable actions necessary or appropriate to preserve the confidentiality of all trade secrets, proprietary and other confidential information material to the business and operations of the Licensor.

15.9    There are no licenses, options, restrictions, liens, rights of third parties, disputes, royalty obligations, proceedings or claims relating to, affecting, or limiting the Licensor’s rights or the rights of the Company under this Agreement after giving effect to this Agreement, or which may lead to a claim of infringement or invalidity regarding, any part or all of the Technology or its use.

15.9    The Technology was not supported in whole or part by funding or grants by any federal or state agency. The Licensor has provided the Company with copies of all documents reflecting support or funding for all or part of the research leading to the Technology, and has listed all funding agencies on Appendix B.

ARTICLE 16 - MISCELLANEOUS PROVISIONS

16.1    This License Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of Connecticut, without regard to principles of conflicts of laws.

16.2    The parties hereto acknowledge that this Agreement, including the Appendices and documents incorporated by reference, sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, supersedes all previous communications, representations or understandings, either oral or written between the parties relating to the subject matter hereof, and shall not be subject to any change of modification except by the execution of a written instrument subscribed to by the parties hereto.

16.3    The provisions of this License Agreement are severable, and in the event that any provision of this License Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

16.4    The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this License Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

16.5    The headings of the several articles are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

16.6    This Agreement will not be binding upon the parties until it has been signed below on behalf of each party, in which event, it shall be effective as of the date recited on page one.

16.7    Each party hereto shall be excused from any breach of this Agreement which is proximately caused by governmental regulation, act of war, strike, act of God or other similar circumstance normally deemed outside the control of the parties.

IN WITNESS WHEREOF, the parties hereto have executed this License Agreement, in triplicate by proper persons thereunto duly authorized.

ZIOPHARM, INC.		DEKK-TEK

By:	/s/ Jonathan Lewis	By:	/s/ Lee Roy Morgan

Name:	Jonathan Lewis	Name:	Lee Roy Morgan

Title:	CEO	Title:	CEO

Date:	11/9/04	Date:	10/15/04

APPENDIX A

(All United States and foreign patents and patent applications and invention disclosures to be listed here)

APPENDIX B

None